HMS HOLDINGS CORP.

Moderator: Bob Holster

August 4, 2006

10:00 am ET

Operator:	Good morning. My name is (Meredith) and I’ll be your conference operator today. At this time I would like to welcome everyone to the HMS Second Quarter Investor conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mister Holster, you may begin your conference.

Bob Holster:

Thank you (Meredith). Good morning and thank you for joining our second quarter 2006 investor conference call. I’m Bob Holster Chairman and CEO of HMS. I’ll be speaking with you this morning along with Bill Lucia our President and Chief Operating Officer and Tom Archbold our Chief Financial Officer.

We will be making forward looking statements during the course of this call so please refer to the list of qualifiers included in yesterday evening’s press release.

The conference call is open on a listen only basis to individual investors and interested parties.

This morning we’ll update you on our second quarter financial performance and then we’ll be happy to answer your questions.

HMS has had a strong second quarter to follow up a very strong first quarter we reported on earlier in the year. In comparison to the second quarter of 2005 revenue was up 27% and operating income more than doubled to $1.7 million. Net income per diluted share increased to seven cents from six cents even though we began booking a full income tax provision in 2006.

Net cash provided by operations has been $7 million through the end of the second quarter and at June 30 we had cash and short term investments of $48.5 million.

The second quarter also saw the addition of new clients across all segments of our businesses. Among them the South Dakota Department of Social Services has awarded us a multiyear contract for third party liability identification and billing services, Colorado Department of Health Care Policy and Financing has announced its intention to award us a multiyear contract to identify and cover for DRG Coding errors, we’ve signed contracts for third party liability identification recovery with Amerigroup and Well Care, and now number eight of the ten largest medicated HMOs as customers.

Our cost reporting business has signed contracts with Inova Health, a five hospital, 1,500 bed system located in Washington, DC area and with Cabrini Medical Center in New York City.

Now all of this good news does not have a significant financial impact on the balance of 2006 but it will help us to move into 2007 with a full head of steam.

As for the balance of 2006 we’re affirming our guidance that we’ve given thus far which is that revenues will grow 15 to 17% - most likely at the high end of that range – and operating income will grow at about twice the rate of revenue growth.

We’re adhering to this guidance despite the obviously higher first rate of growth for several reasons. First the bulk of the roughly $3 million in negative revenue impact on us from the shift in pharmacy spending for dual eligibles from Medicaid to Medicare Part D is going to hit in the second half.

Second it should be noted that our 31% growth rate in the first half of 2006 was racked up against the 2005 first half that had only growth of about 7% versus 2004. It’s a very different picture in the second half where our comparisons are against a 2005 second half that itself grew 30% over ’04.

A part of this is associated with what’s essentially a re-seasonalization of our cost reporting business. Last year was split 25-75 first half to second half and this year it’ll be closer to 40-60.

But all this illustrates something that we’ve said many times which is the project nature of our business can result in an uneven quarterly revenue stream even though we’re quite predictable on an annual basis.            Overall we believe

that HMS is going to turn in its sixth straight year of 15% plus revenue growth.

Tom Archbold will now take us through the second quarter P&L and balance sheet.

Tom Archbold:

Thank you Bob and good morning everyone. As we look at the statement of operations for the second quarter ended June 30, HMS Holdings reported revenue of $16.9 million, an increase of $3.5 million or 27% from the prior year second quarter.

Health Management Systems, which provides a variety of cost containment and payment accuracy services to government health care programs earned revenue of $14.6 million, a $2.5 million or 20% increase over the prior year.

This resulted from a $1.7 million increase from the same base of clients reflecting new projects, higher volumes and yields, and a $2 million increase resulting from new clients. Partially offsetting these increases was a $1.2 million revenue reduction from two expired contracts.

RSG which works on behalf of large public voluntary and for profit hospitals to document services that qualify for reimbursement through Medicare cost reports and other government payment mechanisms earned revenue of $1.6 million, an increase of $.4 million or 33% from the prior year quarter.

This increase is reflective of the timing of Medicare cost reporting adjudication which in 2006 has been more weighted to the first half than was the case in 2005.

Total operating expenses for the quarter were $15.1 million, an increase of $2.5 million compared to $12.6 million in the prior year’s second quarter.

In order to understand the increase in operating expenses there are three top level factors that need to be understood. First current quarter expense includes approximately $.3 million associated with the new stock option expense recognized under SFAS 123R.

Second, approximately $.7 million of the increase is due to last year’s expense having been reduced by amounts allocated to the Accordis business that we sold in the third quarter of 2005.

Third, as we have previously discussed we increased capacity in our mainframe processing environment along with the cost of migrating to a server base platform.

Compensation expense of $8.1 million increased $1.9 million from the prior year second quarter. Stock option expense of $.3 million was recognized this quarter as the company adopted SFAS 123R effective January 1, 2006. As I previously discussed there was $.5 million increase in compensation related to last year’s allocation of expense to discontinued operations.

Finally an incremental $.2 million reduction to expense in the current quarter compared to last year’s second quarter resulted from increased software development. Including these three items compensation increased – excluding these three items, excuse me – compensation increased 19%. In the quarter ended June 30, 2006 we averaged 367 employees compared to an average of 300 employees in the prior year second quarter, a headcount increase of 21% consistent with the company’s continued growth.

Data processing expense of $1.5 million increased $.4 million from the prior year quarter. An increase of $.2 million from hardware and software resulted from upgrading our mainframe platform. Additionally $.1 million was charged to discontinued ops last year.

Finally approximately $.1 million resulted from disaster recovery enhancements, data communication increases, and PC upgrades.

Occupancy costs of $1.4 million increased $.3 million principally due to increased energy costs and depreciation of our new telephone system and other office upgrades at our Dallas service center and in North Carolina.

Direct project costs of $2.3 million were $.2 million less than the prior year’s second quarter. As a percentage of revenue direct costs were 13.5% compared to 18.9% in the prior year. This reduction relative to revenue reflected lower subcontractor participation than previously utilized by both HMS and RSG.

Other operating costs of $1.9 million were $.2 million higher than the prior year’s second quarter. Travel expense increased related to developing our managed care business as well as staff development expenses.

With regard to income taxes – the company provided $947,000 of tax expense for the current quarter, an effective tax rate of 41.5%. This rate principally reflects the current liability under the alternative minimum tax system and a deferred tax provision with state taxes being the primary difference between statutory and effective rates.

Effectively our available net operating losses are sheltering our income on a cash basis resulting in our paying cash taxes under the AMT system but the utilization of our net NOLs previously recorded as deferred tax assets result in a deferred tax provision. In English this means that we won’t be a significant cash tax payer until early 2007.

In summary, for the quarter ended June 30, 2006, HMS recognized income from continuing operations of $1.3 million or point six cents per diluted share compared to income from continuing operations of $.9 million or four cents per diluted share during the prior year comparable period.

Income from discontinued operations net of tax in the quarter ended June 30, 2006 of $.2 million or one cent per diluted share reflected the favorable settlement of an outstanding legal matter. This compares to income from discontinued operations of $.5 million or two cents per diluted share in the prior year second quarter.

Turning to the balance sheet and looking at our general financial condition we report cash and short term investments of $48.5 million a current ratio of more than eight to one and we have no debt.

Looking at the statement of cash flows for the six months ended June 30 cash provided by operations was $7 million. Cash flows were favorably impacted by a $6.2 million decrease in accounts receivable, a reduction of deferred tax assets, and depreciation and amortization expense.

Partially offsetting these was a reduction in accrued liabilities as a result of paying for our IT capacity upgrades purchased at the end of 2005 to take advantage of favorable pricing and the timing of the payment of variable compensation.

In addition for the six months ended June 30 the company spent $2.2 million on capital expenditures and software development and received $2.4 million in proceeds from the exercise of stock options.

The reduction in accounts receivable resulted from a concerted management focus on collections which reduced consolidated DSO to 69 days from 99 days in the prior quarter. While we don’t believe that this DSO level is sustainable in our type of business we do believe that we can maintain less than 80 days.

And that concludes our review of the financial results and financial position of the company.

Bob Holster:

Thank you, Tom. As we announced on June 22, HMS entered into an asset purchase agreement with a public consulting group to purchase the assets of its benefit solutions practice area. That transaction is proceeding on schedule and remains targeted for close on August 31. Our earlier comments with respect to 2006 guidance do not reflect any impact of the acquisition.

In our third quarter call which is scheduled to take place in the last week of October we’ll attempt to give you some insight into how the combined companies will perform in 2007.

That concludes our formal presentation and we’re now open to any questions you may have.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question is from the line of Charles Strauzer with CJS Securities.

Charles Strauzer:	Good morning.

Bob Holster:	Good morning, Charlie.

Charles Strauzer:

Couple of quick questions if I can. If I look at the breakdown of SG&A if you look at lower subcontractor utilization of the quarters so you had lower direct project costs. Is that something that will continue to trend that way in the second half of the year as well?

Tom Archbold:	I think it’ll be a little bit lower than its’ been in the past, Charlie, but it won’t be quite at the level that we had in this quarter.

Charles Strauzer:	Got it. And then on the other one you said you had a little boost in P&E. Was there also some expenses related to the pending deal in there as well?

Tom Archbold:	Some but it’s not a significant amount of costs in the quarter.

Charles Strauzer:	Got it. And then just trending for second half of the year do you think it’ll spike up like it did in this quarter or trend back down to more normalized levels?

Tom Archbold:	I think it’ll be probably somewhere in between.

Charles Strauzer:	Got it. Okay, great. And then Bob – I’m sorry?

And Bob just a quick one for you. When you look at deal as you’re directly approaching the closing date you said on the last call that you just in early discussion with the banks about the financing part of that. Any changes to, you know, your thoughts on potential interest rates, things like that on the debt you’re going to be incurring?

Tom Archbold:	No. At this point, Charlie, we’re proceeding in discussions with the banks and there’s no significant changes to what we discussed on the last call.

Charles Strauzer:

Got it. And then just little bit more color on the pipeline going forward X the acquisition just, you know, you’ve won some pretty good contracts here this year. How is next year shaping up just in terms of, you know, the early look at RFPs coming out?

Bill Lucia:

Well, Charlie, this is Bill. On the – I guess I can address it in a number of sites there. There are a few spaces that we anticipate receiving our fees from this year and we’re developing a new – hopefully developing a new RFP pipeline with some of the new business that we won, particularly this DRG code review and recovery contract that we were just awarded in the state of Colorado. We hope to look for opportunities for that elsewhere.

On the managed care side we exited last quarter with about three point eight million covered lives in some form of production and the new contracts we sold we added one point seven million lives. That will be going into production over the course of the next six months and will be attributable to 2007. And then we have a very healthy pipeline of sales activity in the managed care arena.

Charles Strauzer:	Got it. And then just, you know, the DRG contract, how is that different from what you’re currently doing for other states? What, you know, can you give us a little explanation of what that is?

Bill Lucia:	Well it includes more of a clinical coding review which is something that we’re very interested in in pursuing as a potential new area of focus for the company versus a pure coordination of benefits.

Charles Strauzer:	Got it. Great. Thank you very much. Congratulations and look forward...

Bob Holster:	Thank you.

Operator:	Again I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypads.

Your next question is from the line of (Ben Soffer) with Beta.

Ben Soffer:	Hi guys. Congratulations on a great quarter.

Bob Holster:	Thank you, Ben.

Ben Soffer:	Question for you – I might have missed it but did you guys break out the revenues attributable to managed care this quarter?

Bob Holster:

We did not specifically but we’ve been sharing that to allow people to keep track of the progress of our managed care business. We had revenues of $1.7 million in the second quarter versus $1.3 million in the first quarter.

Ben Soffer:	Okay great. Thanks guys.

Operator:	At this time there are no further questions. Mister Holster, are there any closing remarks?

Bob Holster:	We appreciate the participation on the call and look forward to speaking with you again in the third week of October. Thank you.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END